EXHIBIT 10.4

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (the “Second Modification”) dated as of the 31st day of March, 2003, by and between SUNTRUST BANK, a Georgia banking corporation (hereinafter “SunTrust”), and HOOKER FURNITURE CORPORATION, a Virginia corporation (“Borrower”).

R E C I T A L S

a. SunTrust and Borrower entered into a certain Term Loan Agreement dated as of September 18, 2000 (the “Agreement”), by which the parties thereto agreed to the terms of a loan from SunTrust to Borrower in the original principal amount of $22,500,000 (the “ESOP Loan”) to enable Borrower to lend funds to its Employee Stock Ownership Plan.

b. SunTrust and Borrower entered into a certain Loan Modification Agreement dated as of December 31, 2002 (the “First Modification”), by which SunTrust consented to certain matters as more fully set forth therein.

c. The First Modification provided that such consent was to expire at midnight on April 2, 2003; and the parties hereto desire to extend such expiration date.

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SunTrust and Borrower agree as follows:

1. Extension of Consent. Section 1(a)(iv) of the First Modification is amended to read as follows:

iv. This consent shall expire at midnight on May 2, 2003; and if the Bridge Loan, or any Debt in lieu of or substitution for the Bridge Loan, remains outstanding in whole or in part as of that time, Borrower shall be deemed in default under the ESOP Loan;

2. Future Modifications. The modification provided for herein shall not imply any obligation whatever to grant any further extension or consent to any future act of Borrower. Any such extension or consent will be granted, if at all, in SunTrust’s sole discretion.

3. Certification of No Default. As of the date of this Second Modification, there exists no Event of Default or Default Condition under the Agreement as amended by the First Modification. Without limiting the generality of the foregoing, Borrower is in compliance as of the date hereof with all financial covenants referenced in Section 6 of the Agreement and specified in Supplement A thereto.

4. Remaining Provisions; Defined Terms. Except as expressly provided for herein, the Agreement and all related documents, as modified by the First Modification, shall be and remain in full force and effect as originally executed. Terms with initial capital letters not otherwise defined herein shall have the meanings set forth in the Agreement or First Modification, as applicable.

5. Counterparts; Telecopied Signatures. This Second Modification may be executed in counterparts, which together shall constitute one agreement. Signed counterparts transmitted by telecopier shall be binding on the sender as if delivered with original signatures. In the event a signed counterpart is telecopied from one party to another, a signed original shall be promptly forwarded to the receiving party.

WITNESS, the following duly authorized signatures of the parties hereto as of the day and year first hereinabove written.

LENDER:

SUNTRUST BANK

By	/s/ ELLEN L. WOOD

Its	Senior Vice President

BORROWER:

HOOKER FURNITURE CORPORATION

By	PAUL B. TOMS, JR.
Chairman and Chief Executive Officer

And by	EDWIN L. RYDER
Executive Vice President—Finance and Administration